EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-129945, 333-121164, 333-88854, 333-100522,
333-51446, 333-09368, and 333-1796 on Form F-4, S-8, F-3, S-8, S-8, S-8, and S-8, respectively, and in Post-Effective Amendment No.7 to Registration Statement No. 333-117110 on Form F-3, and in Post-Effective Amendment No. 2 on Form S-8 to Form F-4 to Registration Statement No. 333-15409, of Kerzner International Limited and subsidiaries (the “Company”) of our report dated March 21, 2006, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
March 31, 2006